EXHIBIT 99.1

Profound Medical Achieves Record Preliminary Unaudited Revenue for the 2025 Third Quarter

To release full third quarter 2025 financial results on November 13th; conference call to follow

TORONTO, Oct. 07, 2025 (GLOBE NEWSWIRE) -- Profound Medical Corp. (NASDAQ:PROF; TSX:PRN) (“Profound” or the “Company”), a commercial-stage medical device company that develops and markets customizable, AI-powered, incision-free therapies for the ablation of diseased tissue, today announced preliminary unaudited revenues for the third quarter of 2025. Unless specified otherwise, all amounts in this press release are expressed in U.S. dollars.

For the quarter ended September 30, 2025, Profound anticipates total revenues to be in the approximate range of $5.2 million to $5.3 million, representing revenue growth of between 84% and 87% over $2.8 million in the same three-month period a year ago. Gross margin is expected to be approximately 72% for the third quarter of 2025, compared to 64% in the prior year period.

"During the third quarter, we achieved new highs in terms of both TULSA-PRO® installed base growth and existing system utilization, driving record total revenues," commented Arun Menawat, Profound’s CEO and Chairman. "Our TULSA-PRO installed base now sits at 67 – up from 60 – and, due to our strong and growing capital sales pipeline, we continue to expect to reach at least 75 by the end of the year.”

These figures are preliminary and unaudited, and actual revenues may differ. The Company plans to announce its full third quarter 2025 financial results after market close on Thursday, November 13, 2025. Profound management will host a conference call at 4:30 p.m. ET to review the financial results and discuss business developments in the period.

Third Quarter 2025 Results Conference Call Details:

Date: Thursday, November 13, 2025

Time: 4:30 p.m. ET

Live Call Registration: https://register-conf.media-server.com/register/BI1d4819ae421e47ff95ddb48cba2afcea

The call will also be broadcast live and archived on the Company's website at www.profoundmedical.com under "News & Events" in the Investors section.

About Profound Medical Corp.

Profound is a commercial-stage medical device company that develops and markets customizable, incision-free therapies for the ablation of diseased tissue.

Profound is commercializing TULSA-PRO®, a technology that combines real-time MRI, AI-enhanced planning, robotically-driven transurethral ultrasound and closed-loop temperature feedback control. The TULSA Procedure™, performed using the TULSA-PRO system, has the potential of becoming a mainstream treatment modality across the entire prostate disease spectrum; ranging from low-, intermediate-, or high-risk prostate cancer; to hybrid patients suffering from both prostate cancer and benign prostatic hyperplasia (“BPH”); to men with BPH only; and also, to patients requiring salvage therapy for radio-recurrent localized prostate cancer. The TULSA Procedure employs real-time MR guidance for precision to preserve patients’ urinary continence and sexual function, while killing the targeted prostate tissue via precise sound absorption technology that gently heats it to 55-57°C. The TULSA Procedure is an incision- and radiation-free “one-and-done” procedure performed in a single session that takes a few hours. Virtually all prostate shapes and sizes can be safely, effectively, and efficiently treated with the TULSA Procedure. There is no bleeding associated with the procedure; no hospital stay is required; and most TULSA patients report quick recovery to their normal routine. TULSA-PRO is CE marked, Health Canada approved, and 510(k) cleared by the U.S. Food and Drug Administration (“FDA”).

Profound is also commercializing Sonalleve®, an innovative therapeutic platform that is CE marked for the treatment of uterine fibroids and palliative pain treatment of bone metastases. Sonalleve has also been approved by the China National Medical Products Administration for the non-invasive treatment of uterine fibroids and has FDA approval under a Humanitarian Device Exemption for the treatment of osteoid osteoma. Profound is in the early stages of exploring additional potential treatment markets for Sonalleve where the technology has been shown to have clinical application, such as non-invasive ablation of abdominal cancers and hyperthermia for cancer therapy.

Forward-Looking Statements

This release includes forward-looking statements regarding Profound and its business which may include, but is not limited to, the expectations regarding the efficacy of Profound’s technology in the treatment of prostate cancer, BPH, uterine fibroids, palliative pain treatment and osteoid osteoma; the extent and timing of Profound’s completion of TULSA-PRO® system sales from its qualified sales pipeline; Profound’s preliminary unaudited third quarter revenues; Profound’s expectations for future revenues; and the success of Profound’s U.S. commercialization strategy and activities for TULSA-PRO. Often, but not always, forward-looking statements can be identified by the use of words such as "plans", "is expected", "expects", "scheduled", "intends", "contemplates", "anticipates", "believes", "proposes" or variations (including negative variations) of such words and phrases, or state that certain actions, events or results "may", "could", "would", "might" or "will" be taken, occur or be achieved. Such statements are based on the current expectations of the management of Profound. The forward-looking events and circumstances discussed in this release, may not occur by certain specified dates or at all and could differ materially as a result of known and unknown risk factors and uncertainties affecting the Company, including risks regarding the medical device industry, regulatory approvals, reimbursement, economic factors, the equity markets generally and risks associated with growth and competition. Although Profound has attempted to identify important factors that could cause actual actions, events or results to differ materially from those described in forward-looking statements, there may be other factors that cause actions, events or results to differ from those anticipated, estimated or intended. No forward-looking statement can be guaranteed. Other factors and risks that may cause actual results to differ materially from those set out in the forward-looking statements are described in Profound's Annual Report on Form 10-K and other filings made with U.S. and Canadian securities regulators, available at www.sedarplus.ca and www.sec.gov. Except as required by applicable securities laws, forward-looking statements speak only as of the date on which they are made and Profound undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise, other than as required by law.

Financial Outlook

This news release contains a financial outlook within the meaning of applicable securities laws. The financial outlook has been prepared by management of the Company to provide an outlook for the Company’s revenues and gross margin for the three months ended September 30, 2025, and may not be appropriate for any other purpose. The financial outlook has been prepared based on a number of assumptions including the assumptions discussed under the heading “Forward-Looking Statements”. The actual results of the Company’s operations for any period will likely vary from the amounts set forth in these projections and such variations may be material. The Company and its management believe that the financial outlook has been prepared on a reasonable basis. However, because this information is highly subjective and subject to numerous risks, including the risks discussed under the heading "Forward-Looking Statements", it should not be relied on as necessarily indicative of future results.

For further information, please contact:

Stephen Kilmer
Investor Relations
skilmer@profoundmedical.com
T: 647.872.4849